Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 14, 2017, relating to the consolidated financial statements and financial statement schedules of Fly Leasing Limited and the effectiveness of Fly Leasing Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Fly Leasing Limited for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
August 11, 2017